Exhibit 2.1

ASSET PURCHASE AGREEMENT

between

VARIAN BIOPHARMACEUTICALS, INC.

and

WINDTREE THERAPEUTICS, INC.

Dated April 2, 2024

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-ii-

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Page

Section 7.10.	Severability	39
Section 7.11.	Disclosure Schedules	39

Exhibit A	–	Form of Vendor Notice
Exhibit B	–	Certificate of Designation
Exhibit C	–	Disclosure Schedule
Schedule 1.1(a)	–	Knowledge Parties
Schedule 1.1(b)	–	Program Patents
Schedule 2.1(e)	–	Inventory

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THIS ASSET PURCHASE AGREEMENT, dated as of April 2, 2024 (the “Closing Date”), is made and entered into between Varian Biopharmaceuticals, Inc., a Delaware corporation (“Seller”) and Windtree Therapeutics, Inc., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, subject to the terms and conditions set forth in this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase and assume from Seller, all of the assets of Seller’s business associated with the License Agreement (as defined in Section 1.1) and certain of the liabilities associated with such business.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS AND TERMS

Section 1.1.    Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“2020 Equity Incentive Plan” means Buyer’s 2020 Equity Incentive Plan, as amended.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise. This definition applies to entities created under any country’s Laws.

“Agreement” means this Asset Purchase Agreement, as may be amended or supplemented from time to time in accordance with the terms hereof.

“Ancillary Agreement” means each document, certificate or instrument required to be delivered under this Agreement, including under Section 2.7 and Section 2.8.

“Assigned Contracts” has the meaning set forth in Section 2.1(d).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Books and Records” means all books, presentations, applications, submissions, computer files, ledgers, files, reports, plans, records, manuals and other materials (electronic, written or otherwise), including books of account, records, files, invoices, correspondence and memoranda, e-mail, scientific records and files (including laboratory notebooks and invention disclosures), customer and supplier lists, data, research, testing and study results, specifications, operating history information and inventory records to the extent primarily relating to the Transferred Assets, but excluding any such items to the extent any Law prohibits their transfer.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the commercial banks in New York, New York are authorized or required to be closed.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Common Stock” means Buyer’s Common Stock, par value $0.001 per share.

“Buyer Indemnified Parties” has the meaning set forth in Section 6.2.

“Buyer Series B Preferred Stock” means Buyer’s Series B Convertible Preferred Stock, par value $0.001 per share.

“Buyer SEC Documents” means the reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed by Buyer under the Securities Act and the Exchange Act, and any required amendments to any of the foregoing, in each case filed with the SEC prior to the date hereof.

“Certificate of Designation” means the Certificate of Designation of the Buyer Series B Preferred Stock, substantially in the form attached to this Agreement as Exhibit B.

“Claim Notice” has the meaning set forth in Section 6.4(a).

“Closing” means the closing of the Transaction.

“Closing Date” has the meaning set forth in the Preamble.

“CMC Information” means all Information related to the chemistry, manufacturing and controls for making any Product.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercialization,” with a correlative meaning for “Commercialize” and “Commercializing,” means all activities undertaken before and after obtaining Marketing Approvals relating to the commercialization and pre-launch, launch, promotion, detailing, marketing, advertising, pricing, reimbursement, sale, supply, storage and distribution of Product, including strategic marketing, sampling of Product, sales force detailing, advertising, and market, educational and Product support, and all customer support, Product distribution, invoicing and sales activities.

“Competing Product” means any product that contains any molecule or compound claimed in any of the Product Patents.

“Confidential Information” means any and all non-public, proprietary or confidential Information and other non-public, proprietary or confidential information (whether business, financial, commercial, medical, research and development, human resources, audit-related, scientific, clinical, regulatory or otherwise) to the extent primarily relating to the Transferred Assets that is not generally known or available to Third Parties who could derive economic value from its use or disclosure, including confidential research and development information, Intellectual Property information, business methods, strategies and processes, manufacturing methods and processes, development methods and processes, information pertaining to suppliers and vendors, cost data, financial information, and information about prospective customers or prospective products or services.

“Consideration Shares” means, collectively, the Upfront Consideration Shares and the Milestone Consideration Shares.

“Contracts” means all written agreements, contracts, leases and subleases, purchase orders, arrangements, commitments and licenses or other similar instruments (other than this Agreement), including any and all related schedules and exhibits.

“Control” or “Controlled,” means, with respect to any material, Information, or intellectual property right, that Seller (a) owns or (b) has a license, right or covenant to such material, Information, or intellectual property right.

“Copyrights” means copyrights and registrations and applications therefor, works of authorship, content (including website content) and mask work rights.

“CRT” means Cancer Research Technology Limited.

“Develop” or “Development” means any and all activities relating to preparing and conducting non-clinical studies, clinical studies, chemistry, manufacturing and controls, and regulatory activities (e.g., preparation of regulatory applications, responding to or interacting with Regulatory Authorities) that are necessary or useful to obtain and maintain Marketing Approval of a Product.

“Direct Claim” has the meaning set forth in Section 6.5.

“Disclosure Schedule” has the meaning set forth in the first paragraph of Article III in the form attached to this Agreement as Exhibit C.

“Dispute” has the meaning set forth in Section 7.6(b).

“Encumbrance” means any charge, claim, community or other marital property interest, condition, license, sublease, easement, encroachment, title defect, encumbrance, equitable interest, lien, mortgage, option, pledge, security interest, servitude, right of way, right of first option, right of first refusal, or other adverse claim, restriction, right or interest (including any restriction on the use, transfer, receipt of income or exercise of ownership rights).

“Enforcement Limitations” has the meaning set forth in Section 3.2.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” means all Liabilities of Seller and its Affiliates other than the Assumed Liabilities, including (a) product liability claims resulting from use of the Product prior to the Closing Date, (b) Liabilities arising from any Product manufactured by or for Seller or any of its Affiliates and not included in Inventory, (c) Liabilities arising from any Excluded Asset, (d) (i) any obligation or liability of Seller or any of its Affiliates related to Taxes, (ii) any obligation or liability for Taxes related to the Transferred Assets, in each case that was incurred in any taxable period (or portion thereof) ending on or before the day before the Closing Date (including any amount of any Taxes computed for any Interim Period pursuant to Section 5.1(c)), (iii) all Transfer Taxes, and (iv) any obligation or liability for Taxes described in items (i) and (ii) of this clause (d) that become an obligation or liability of Buyer as a transferee or successor or pursuant to any applicable Law, and (e) any Liability for fees and expenses incurred by Seller or any of its Affiliates (including the fees and expenses of legal counsel, and fees and expenses of any accountant, auditor, broker, financial advisor or consultant retained by or on behalf of Seller or any of their Affiliates) arising from or in connection with this Agreement or the Transaction.

“Exclusions Lists” has the meaning set forth in the definition of Violation.

“FDA” means the United States Food and Drug Administration and any successor Government Entity thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products in the United States.

“Fundamental Representations” means the representations and warranties of Seller contained in Section 3.1 (Organization and Qualification), Section 3.2 (Authority), Section 3.4 (Title to Assets), Section 3.5 (Intellectual Property), Section 3.11 (Brokers), and Section 3.12 (Taxes).

“GAAP” means U.S. generally accepted accounting principles.

“Governing Documents” means with respect to any particular entity: (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership or other organizational documents; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership or other organizational documents; (d) if a limited liability company, the articles of organization and operating agreement or other organizational documents; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Government Entity” means: any (a) nation, state, local, county, city, town, borough, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, division, department, board, office, commission, council, court, tribunal or other entity exercising governmental or quasi-governmental powers of any type); (d) multinational organization or body; (e) body exercising, or entitled to exercise, any arbitral, administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (f) official, elected or appointed, of any of the foregoing.

“IND” means an Investigational New Drug Application with the FDA, as defined in the U.S. Federal Food, Drug, and Cosmetic Act.

“Indemnified Parties” has the meaning set forth in Section 6.2.

“Indemnifying Party” has the meaning set forth in Section 6.4(a).

“Indication” means any disease, disorder or condition that can be prevented, diagnosed or treated, or is otherwise approved in labeling for a pharmaceutical product by an applicable Regulatory Authority.

“Information” means all data, results, know-how, trade secrets, practices, techniques, methods, processes, inventions, assays, invention disclosures, discoveries, developments, specifications, formulations, formulae, materials, compositions of matter, study data or test data, analytical and quality control data, stability data, manufacturing data and descriptions, and all reports or documents containing or analyzing any of the foregoing.

“Intellectual Property” means all intellectual property rights worldwide, including rights in and to the following: (a) Patents; (b) Marks; (c) Copyrights; (d) Information; and (e) data, databases and data collections.

“Intellectual Property Agreements” has the meaning set forth in Section 3.5(a).

“Interim Period” has the meaning set forth in Section 5.1(c).

“Inventory” means all inventory of any Product Controlled by Seller, wherever located, including all quantities of active pharmaceutical ingredient, finished drug product, work in process, raw materials and packaging, in each case as of the Closing Date.

“IP Files” means, with regard to a Program Patent: (a) the file histories for such Program Patent; and (b) all files primarily relating to such Program Patent, in each case that are held or maintained by Seller or on Seller’s behalf by Seller’s patent counsel.

“Knowledge” of Seller shall mean the actual knowledge of a fact or other matter of the individuals listed on the attached Schedule 1.1(a) after performing a reasonable investigation (including due inquiry with Seller’s patent counsel with respect to the representations and warranties set forth in Section 3.18) with respect to the applicable facts and information.

“Law” means any law, statute, ordinance, rule, regulation, code, Order, permit, license, decree or other pronouncements having the effect of law enacted, issued, promulgated, enforced or entered by a Government Entity.

“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, character or description, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, secured or unsecured, accrued or not accrued, joint or several, due or to become due, vested or unvested, asserted or not asserted, disputed or undisputed, known or unknown, executory, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Licenced Intellectual Property” has the meaning set forth in the License Agreement.

“Licenced Product” has the meaning set forth in the License Agreement.

“License Agreement” means the Licence Agreement, dated as of July 5, 2019, by and between Seller and CRT.

“Losses” means any damages, losses, Liabilities, claims, demands, payments, judgments, settlements, assessments, deficiencies, Taxes, interest, penalties, and costs and expenses.

“Marketing Approval” means an approval granted by the appropriate Regulatory Authority to market a Product in any particular jurisdiction.

“Marks” means all United States and foreign trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof.

“Material Adverse Effect” means any change, event, circumstance, condition or effect that (a) is reasonably likely to prevent, impede or delay in any material respect the ability of Seller to consummate the Transaction, or (b) is reasonably likely to be, individually or in the aggregate, materially adverse to the use, ownership, operation, condition, or transferability of the Transferred Assets, taken as a whole.

“Material Permits” has the meaning set forth in Section 2.9.

“Milestone Consideration Shares” means: (a) in respect of Milestone Event 1, a number of shares of Buyer Common Stock equal to $1,000,000 divided by the Milestone VWAP for Milestone Event 1; and (b) in respect of Milestone Event 2, a number of shares of Buyer Common Stock equal to $1,300,000 divided by the Milestone VWAP for Milestone Event 2.

“Milestone Event” means each event identified in the “Milestone Event” column in Section 2.9.

“Milestone Payment” means the milestone payments set forth in Section 2.9.

“Milestone VWAP” means, for purposes of calculating the number of shares of Buyer Common Stock issuable under Section 2.9 due to achievement of a Milestone Event, the average of the daily VWAP for the five consecutive Trading Days ending on the Trading Day that is one Trading Day after the day on which Buyer publicly announces achievement of such Milestone Event.

“Money Laundering Laws” has the meaning set forth in Section 4.15.

“Nasdaq” means the Nasdaq Capital Market or its successors.

“Notice Period” has the meaning set forth in Section 6.4(a).

“Notice to Vendors” has the meaning set forth in Section 2.8(d).

“Obligations” means all covenants, agreements, obligations and Liabilities for which Buyer is or becomes liable to Seller under this Agreement or any of the Ancillary Agreements.

“Order” means any order, writ, injunction, judgment, decree, ruling, award, assessment or arbitration award of any Government Entity.

“Parties” means Seller and Buyer and “Party” refers to each of them individually.

“Patent Challenge” means any Proceeding which, if successful, would result in a holding or ruling of invalidity, unenforceability, or unpatentability of any of the Program Patents.

“Patents” means: (a) pending patent applications, including all provisionals, non-provisionals, international patent applications filed under the Patent Cooperation Treaty (PCT) and any foreign equivalents to any of the foregoing, issued or allowed patents, utility models and designs anywhere in the world; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; (c) any other patent or patent application claiming priority to any of the foregoing anywhere in the world; and (d) extension, renewal or restoration of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificates or the equivalent thereof.

“Permitted Encumbrance” means (a) Encumbrances for current Taxes not yet due and payable, and (b) Encumbrances imposed by Law for amounts that are not delinquent and do not or would not reasonably be expected to materially detract from the current value of, or materially interfere with, the use and enjoyment of any Transferred Asset subject thereto or affected thereby.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, business trust, joint stock company, a Government Entity, joint venture, a trust or other entity or organization.

“Proceeding” means any action, arbitration, audit, hearing, investigation, inquiry, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Government Entity, mediator or arbitrator.

“Product” means (a) any compound, product or part thereof, process or service, the Development, manufacture, use, import or Commercialization of (i) which is covered by, or which cannot be undertaken or completed without infringing, a Valid Claim, or (ii) which incorporates, relies on or uses any Program Know-How, and (b) any pharmaceutical product preparation (including any and all forms, presentations, dosages and formulations) for use for any and all Indications that is a Licenced Product in any mode of administration, whether alone or as a combination product, including, in each case, any new dosage strengths, presentations, formulations, methods of administration (including any dispenser used to administer any such pharmaceutical preparation), line extensions, and uses.

“Program” means the Development and Commercialization of any and all Products.

“Program Know-How” means all Information, wherever stored, including all documents and data stored in a Dropbox electronic data room made available to Buyer as part of its due diligence whose web link is [***]and that is (a) related to any of the Licenced Intellectual Property or any Licenced Product including CMC Information and all Information concerning the Development of any Product including animal, pre-clinical, biomarker and formulation Information, and (b) Controlled by Seller or Affiliates as of the Closing Date; but excluding any Information that is an Excluded Asset.

“Program Patents” means: (a) all Patents that Seller Controls as of the Closing Date which claim the composition of matter of, or any method of making or using (including any method for treating any Indication in humans or non-human animals), any Product, including the Patents licensed to Seller under the License Agreement and the Patents listed on Schedule 1.1(b) (other than to the extent identified as expired or abandoned); (b) any and all renewals, divisionals, continuations and continuations-in-part of the patents and patent applications referenced in the preceding clause (a); (c) any and all foreign patent applications associated with the patent applications referenced in the preceding clauses (a) and (b); (d) any and all patents issued or issuing from the patent applications referenced in the preceding clauses (a) through (c); and (e) any and all reissues, reexaminations, restorations (including supplemental protection certificates) and extensions of any patent or patent application referenced in the preceding clauses (a) through (d).

“Purchase Price” means, collectively, the Upfront Consideration and the Milestone Payments payable by Buyer pursuant to Section 2.9.

“Registered IP” means those United States, international and foreign registrations and applications for: (a) Patents; (b) Marks; and (c) copyrights, in each case that are included in the Transferred Intellectual Property.

“Regulatory Authority” means, in any particular country or jurisdiction, any applicable Government Entity possessing the authority to grant Marketing Approval in such country or jurisdiction.

“Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Rules” has the meaning set forth in Section 7.6(b).

“SEC” means the United States Securities and Exchange Commission and any successor Government Entity thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreements” has the meaning set forth in Section 2.8(e).

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 6.3(a).

“Seller Inventions” has the meaning set forth in Section 3.5(j).

“Stockholder Approval” has the meaning set forth in Section 5.14.

“Stockholder Approval Date” has the meaning set forth in Section 5.14.

“Stockholder Consent” has the meaning set forth in Section 5.14.

“Stockholder Meeting” has the meaning set forth in Section 5.14.

“Stockholder Meeting Deadline” has the meaning set forth in Section 5.14.

“Stockholder Resolutions” has the meaning set forth in Section 5.14.

“Straddle Period” means any taxable period or year that includes, but does not end on, the day before the Closing Date.

“Tax Returns” means all reports and returns, declarations, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information), and, in each case, any amendment thereof, filed or required to be filed with respect to Taxes.

“Taxes” means (a) all federal, state, municipal or other local and all foreign taxes, including income, gross receipts, windfall profits, estimated, alternative minimum, add-on minimum, value added, severance, property, production, sales, use, duty, license, excise, franchise, employment, personal property, capital stock, social security (or similar), unemployment, disability, payroll, national insurance contribution, license, withholding or other tax, levy, charge, assessment or fee imposed by a Government Entity, of any kind whatsoever, including deductions or withholdings for or on account of such amounts and any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties and (b) any liability for any item described in clause (a) of another Person, whether by Contract or express or implied agreement, pursuant to any applicable Law, as a transferee or successor, or otherwise.

“Third Party” means any Person other than Seller or Buyer or an Affiliate of Seller or Buyer, or any contractor or Representative.

“Third Party Claim” has the meaning set forth in Section 6.4(a).

“Trading Day” means any day on which Buyer Common Stock is traded on Nasdaq, or, if the Nasdaq is not the principal trading market for Buyer Common Stock, then on the principal securities exchange or securities market on which Buyer Common Stock is then traded, provided that “Trading Day” shall not include any day on which Buyer Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that Buyer Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by Buyer.

“Transaction” means the transactions contemplated by this Agreement and the Ancillary Agreements, including the purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities pursuant to this Agreement.

“Transfer Agent” means Continental Stock Transfer and Trust Company.

“Transfer Taxes” has the meaning set forth in Section 5.1(e).

“Transferred Assets” has the meaning set forth in Section 2.1.

“Transferred Intellectual Property” means (a) the Program Patents and Program Know-How, and (b) other than any Excluded Assets, any other Intellectual Property related to any of the Products that is Controlled by Seller or any of its Affiliates on the Closing Date.

“United States” means the United States of America and its territories and possessions.

“Upfront Consideration” means the Upfront Consideration Shares.

“Upfront Consideration Shares” means 5,500 shares of Buyer Series B Preferred Stock.

“Valid Claim” means a claim of an issued and unexpired Program Patent, including any regulatory or judicial extensions of the Program Patent term, or a claim of a pending patent application, which has not been held unpatentable, invalid or unenforceable by a Government Entity of competent jurisdiction and has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise.

“Violation” means that the relevant person has been: (a) convicted of any of the felonies identified among the exclusion authorities listed on the U.S. Department of Health and Human Services, Office of Inspector General (OIG) website, including 42 U.S.C. § 1320a-7(a) (http://oig.hhs.gov/exclusions/authorities.asp); (b) identified in the OIG List of Excluded Individuals/Entities (LEIE) database (http://exclusions.oig.hhs.gov/) or otherwise excluded from contracting with the federal government (see the System for Award Management (formerly known as the Excluded Parties Listing System) at http://sam.gov/portal/public/SAM/); or (c) listed by any U.S. federal agency as being suspended, debarred, excluded or otherwise ineligible to participate in federal procurement or non-procurement programs, including under 21 U.S.C. § 335a (http://www.fda.gov/ora/compliance_ref/debar/) (each of (a), (b) and (c), collectively, the “Exclusions Lists”).

“VWAP” means, as of any date, the dollar volume-weighted average price for Buyer Common Stock on Nasdaq (or, if Nasdaq is not the principal trading market for Buyer Common Stock, then on the principal securities exchange or securities market on which Buyer Common Stock is then traded), during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg through its “VAP” function (set to 09:30 start time and 16:00 end time) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for Buyer Common Stock during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for Buyer Common Stock as reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices). If the VWAP cannot be calculated for Buyer Common Stock on a given date on any of the foregoing bases, the VWAP of Buyer Common Stock on such date shall be the fair market value as mutually determined by Buyer and Seller. If Buyer and Seller are unable to agree upon the fair market value of Buyer Common Stock for such date, then the failure to so will be a Dispute and resolved in accordance with Section 7.6. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

Section 1.2.    Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

Section 1.3.    Other Definitional Provisions. Unless the express context otherwise requires:

(a)    the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)    the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c)    the terms “Dollars,” “USD” and “$” mean United States Dollars;

(d)    references herein to a specific Section, Subsection or Schedule shall refer, respectively, to Sections, Subsections or Schedules of this Agreement;

(e)    wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation;”

(f)    the word “or” is not exclusive; and

(g)    references herein to any gender includes each other gender.

ARTICLE II
PURCHASE AND SALE

Section 2.1.    Purchase and Sale of Assets. On the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of such Seller’s legal right, title and interest, as of the Closing, in and to all assets of Seller’s business associated with the License Agreement including and all assets Controlled by Seller related to the Program, whether tangible or intangible, personal or otherwise, of every kind and description, wherever located, free and clear of all Encumbrances other than Permitted Encumbrances (collectively, the “Transferred Assets”), including the following:

(a)    Seller’s rights in and to any and all Products;

(b)    Seller’s rights in and to all Transferred Intellectual Property, wherever held or registered;

(c)    the IP Files;

(d)    the License Agreement (the “Assigned Contracts”);

(e)    all Inventory set forth on Schedule 2.1(e);

(f)    all causes of action, lawsuits, judgments, claims, counterclaims and demands of any nature available to or being pursued by Seller or any of its Affiliates to the extent primarily related to the License Agreement, any Product or the Program, or any of the assets listed in clauses (a) through (e) or (g) through (i) of this Section 2.1, or the Assumed Liabilities or the ownership, use, function or value of the License Agreement, any Product or the Program or any of the assets listed in clauses (a) through (e) or (g) through (i) of this Section 2.1, whether arising by way of counterclaim or otherwise, whether choate or inchoate, known or unknown, contingent or noncontingent, except to the extent included in the Excluded Assets;

(g)    all guarantees, warranties, indemnities and similar rights in favor of Seller or any of its Affiliates to the extent related to any of the Products or the Program or any of the assets listed in clauses (a) through (e) of this Section 2.1;

(h)    all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items associated with the Assigned Contracts; and

(i)    all goodwill associated with the Program or the Transferred Assets.

Section 2.2.    Excluded Assets. From and after the Closing, Seller shall retain all of its existing right, title and interest in and to, and there shall be excluded from the sale, conveyance, assignment or transfer to Buyer hereunder, and the Transferred Assets shall not include, any asset or class of assets other than those explicitly included in the definition of Transferred Assets set forth in Section 2.1 (collectively, the “Excluded Assets”), including the following:

(a)    all minute books, capitalization records, Tax identification numbers, Tax Returns and Tax records, Governing Documents and other documents and information relating to the organization and existence of Seller;

(b)    all cash, cash equivalents and securities of Seller;

(c)    all bank accounts, deposit accounts, investment accounts and similar accounts of Seller;

(d)    all of Seller’s rights under any Contract that is not an Assigned Contract;

(e)    all of Seller’s rights to any Intellectual Property that is not Transferred Intellectual Property;

(f)    all causes of action, lawsuits, judgments, claims and demands of any nature, whether arising by way of counterclaim or otherwise, whether choate or inchoate, known or unknown, contingent or noncontingent, relating to or arising out of any Excluded Liabilities;

(g)    all insurance policies of Seller and insurance coverage thereunder; and

(h)    all rights of Seller under this Agreement.

Section 2.3.    Assumption of Liabilities. On the terms and subject to the conditions set forth herein, at the Closing, Buyer shall assume and agrees to discharge or perform when due only the following Liabilities (the “Assumed Liabilities”):

(a)    Seller’s Liabilities arising on or after the Closing under each Assigned Contract, but only to the extent that such obligations do not result from any breach, non-compliance or default of Seller prior to the Closing;;

(b)    all Liabilities arising out of or relating to the acquisition or maintenance of the Transferred Intellectual Property arising on or after the Closing Date;

(c)    all Liabilities arising out of or relating to the research, Development, manufacturing, registration, Commercialization, use, handling, supply, storage, import, export or other disposition or exploitation of any and all Products on or after the Closing Date; and

(d)    any other Liabilities for which Buyer is responsible pursuant to the terms of this Agreement.

Section 2.4.    Excluded Liabilities. Buyer shall not assume or be liable for, and Seller and its Affiliates shall retain and be responsible for, all Excluded Liabilities.

Section 2.5.    Purchase Price. On the terms and subject to the conditions set forth herein, in consideration of the sale of the Transferred Assets and the assumption of the Assumed Liabilities hereunder, (a) at the Closing, Buyer shall deliver, or cause to be delivered, the Upfront Consideration to Seller, by instructing the Transfer Agent to issue the Upfront Consideration Shares in book entry form in the name of certain creditors of Seller in order to extinguish outstanding senior secured debt of Seller, and (b) Buyer shall deliver, or cause to be delivered, the Milestone Payments to Seller, as and when due under Section 2.9.

Section 2.6.    Closing. The Closing shall take place remotely via the exchange of documents and signatures (by PDF, email or other form of electronic communication), on the date hereof. All actions to be taken and all documents to be executed or delivered at Closing will be deemed to have been taken, executed and delivered simultaneously, and no action will be deemed taken and no document will be deemed executed or delivered until all have been taken, delivered and executed, except in each case to the extent otherwise stated in this Agreement or any such other document. The Closing shall be deemed effective as of 12:01 A.M. United States Eastern time on the Closing Date. For the avoidance of doubt, the Upfront Consideration Shares shall be deemed to have been issued to Seller simultaneously with the Closing and not after the Closing even if the date of issuance appears on the books of the Transfer Agent as after the Closing Date.

Section 2.7.    Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

(a)    the Upfront Consideration as described in Section 2.5(a);

(b)    such instruments of assumption and other instruments or documents, as may be reasonably necessary to effect Buyer’s assumption of the Assumed Liabilities and the effective assignment of any Assigned Contracts;

(c)    a copy of the Certificate of Designation that has been filed with and accepted by the Secretary of State of the State of Delaware and shall be in full force and effect under Delaware Law; and

(d)    a certificate, dated the Closing Date, of the Secretary of Buyer, in a form reasonably satisfactory to Seller, certifying as to the due approval and authorization by the board of directors of Buyer of this Agreement and the Transaction in accordance with the Governing Documents of Buyer and applicable Law, and that such approval is in full force and effect.

Section 2.8.    Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(a)    bills of sale or other appropriate documents of transfer transferring the Transferred Assets to Buyer;

(b)    instruments of assignment assigning to Buyer the Transferred Intellectual Property;

(c)    assignment and assumption agreements assigning to Buyer all rights of Seller in and to each of the Assigned Contracts;

(d)    a duly executed copy of the notice in form attached as Exhibit A to this Agreement (the “Notice to Vendors”);

(e)    document(s) evidencing release of all Encumbrances including those issued in connection with that certain Securities Purchase Agreement, dated February 11, 2022, by and among the Seller and the other parties named therein, as amended by that certain Amended and Restated Securities Purchase Agreement dated July 1, 2022, and that certain Security Agreement, dated February 14, 2022, between the Seller and Collateral Agent as collateral agent (together, the “Security Agreements”); and

(f)    a certificate, dated the Closing Date, of the Secretary of Seller, in a form reasonably satisfactory to Buyer, certifying as to the due approval and authorization by the board of directors of Seller of this Agreement and the Transaction in accordance with the Governing Documents of Seller and applicable Law, and that such approval is in full force and effect.

Section 2.9.    Milestone Payments. Buyer shall pay the following one-time, non-refundable, non-creditable milestone payments (each, a “Milestone Payment”) to Seller, each within ten Business Days after the first achievement of such Milestone Event set forth in the table below. Each such payment will be made at the option of Buyer either (i) in cash, by wire transfer of immediately available funds to the account identified in writing by Seller, or (ii) by instructing the Transfer Agent to issue the Milestone Consideration Shares in book entry form in the name of Seller. For clarity, the total maximum amount of Milestone Payments payable by Buyer to Seller, assuming achievement of all Milestone Events, is $2,300,000 in the form of cash or Milestone Consideration Shares.

Milestone Event	Milestone Payment
1. FDA allowing clinical testing of a Licenced Product directed to a basal cell carcinoma Indication to proceed following FDA’s acceptance for filing of an IND that covers such Licenced Product	$1,000,000 in the form of cash or Milestone Consideration Shares
2. Upon the first subject being enrolled in a Phase II Trial or Phase III Trial (each as defined in the License Agreement) of any Licensed Product directed to a basal cell carcinoma Indication	$1,300,000 in the form of cash or Milestone Consideration Shares

Section 2.10.    Taxes and Withholding.

(a)    If required by applicable Law, Buyer shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Law (including by not delivering Upfront Consideration Shares or Milestone Consideration Shares equal in value to the required deduction or withholding); provided, that, Buyer will prior to any deduction or withholding (i) notify Seller of payments to be made net of any anticipated deduction or withholding, (ii) consult with Seller in good faith to determine whether such deduction and withholding is required under applicable Law, and (iii) reasonably cooperate with Seller to minimize the amount of any applicable deduction or withholding. Buyer shall timely pay the full amount so deducted or withheld to the relevant Government Entity, in accordance with applicable Law. As soon as practicable after any such payment, Buyer shall deliver to Seller the original or a certified copy of a receipt issued by the relevant Government Entity evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Seller.

Section 2.11.    Manner and Place of Payment. All payments owed and made hereunder in cash shall be payable in United States dollars. All cash payments made by Buyer to Seller shall be made by wire transfer of immediately available funds to a bank and account designated in writing by Seller, unless otherwise specified in writing by Seller.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedule delivered by Seller to Buyer at the execution and delivery of this Agreement (the “Disclosure Schedule”), Seller represents and warrants to Buyer as of the Closing Date as follows:

Section 3.1.    Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite power and authority to own, lease and operate its assets, including the Transferred Assets, and to carry on its business as currently conducted. Seller is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership or operation of the Transferred Assets or the conduct of its business requires such qualification, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. Seller is not in default under or in violation of any provision of its Governing Documents.

Section 3.2.    Authority. Seller has full power and authority to execute and deliver this Agreement and each Ancillary Agreement to which Seller is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which it is a party have been duly and validly authorized and no additional corporate or stockholder authorization or consent is required in connection with the execution, delivery and performance by Seller of this Agreement or any Ancillary Agreement of Seller. The execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which it is a party, and the consummation of the Transaction, do not and will not violate any provision of the Governing Documents of Seller, or any resolution adopted by the board of directors or the stockholders of Seller. This Agreement and each Ancillary Agreement to which Seller is a party, when executed and delivered by Buyer, will constitute a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by general equitable principles and the exercise of judicial discretion in accordance with such principles and subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar Law affecting the enforceability of creditors’ rights generally (collectively, the “Enforcement Limitations”).

Section 3.3.    No Conflict; Required Filings and Consents. The execution and delivery of this Agreement and the Ancillary Agreements of Seller do not, and the performance by Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the Transaction will not, (i) conflict with or violate the Governing Documents of Seller, (ii) conflict with or violate any Law or Order applicable to Seller or to which any properties or assets of Seller is bound or subject or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, or give rise to or create any right of any Third Party to accelerate, increase, terminate, modify or cancel any right or obligation in a manner adverse to the business of Seller or result in the creation of any Encumbrance on any of the Transferred Assets pursuant to any Contracts to which Seller is a party or by which any of the Transferred Assets is bound. Except as set forth in Section 3.3 of the Disclosure Schedule, no consent of any Third Party is required to assign any of the Transferred Assets to Buyer.

Section 3.4.    Title to and Condition of Transferred Assets. Seller has good and marketable title to the Transferred Assets, free and clear of Encumbrances other than Permitted Encumbrances and Encumbrances granted pursuant to the Security Agreements.

Section 3.5.    Intellectual Property.

(a)    General. Section 3.5(a)(i) of the Disclosure Schedule contains a list of all Registered IP. Section 3.5(a)(ii) of the Disclosure Schedule contains a list of all Contracts pursuant to which Seller in-licenses Intellectual Property related to any molecule or compound that modulates the expression or activity of atypical Protein Kinase C, any Product or the Program from a Third Party or out-licenses Intellectual Property related to any of the foregoing to a Third Party (the “Intellectual Property Agreements”). Seller has made available to Buyer a correct and complete copy of each item listed in Section 3.5(a)(ii) of the Disclosure Schedule.

(b)    Coverage. The composition of the active pharmaceutical ingredient of the Licenced Product known as CRT0422839/TEV-47448 is claimed in the Program Patents (including in one of US Patent Nos. 9,786,446. 9,914,730 or 10,414,763) licensed to Seller under the License Agreement. The composition of the active pharmaceutical ingredient of the Licenced Product known as CRT0364436/TEV-44229 is claimed in the Program Patents (including in one of US Patent Nos. 9,786,446. 9,914,730 or 10,414,763) licensed to Seller under the License Agreement.

(c)    Title and Sufficiency. Seller (i) owns the entire right, title and interest in and to the Transferred Intellectual Property other than the Licenced Intellectual Property, free and clear of any Encumbrances other than Permitted Encumbrances, and (ii) has the right to use the Licenced Intellectual Property in the manner and for the purposes that they presently use it.

(d)    Validity and Enforceability. All patent applications within the Transferred Intellectual Property have been submitted to Government Entities in the good faith belief that the inventors listed in such patent applications are entitled to patent protection for the inventions disclosed therein. None of the Transferred Intellectual Property that has been issued or allowed has been adjudged invalid or unenforceable; however, some of the Transferred Intellectual Property is still in various stages of prosecution with respect to which no final decision on patentability has yet been rendered, including, in certain cases, rejections that are subject to ongoing response procedures. Except as set forth in Section 3.5(d) of the Disclosure Schedule, Seller has not taken any action, consented to any action, or given any waiver intended to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Registered IP.

(e)    Patent Proceedings. To the Knowledge of Seller, except as set forth in Section 3.5(e) of the Disclosure Schedule, none of the issued Program Patents are subject to any pending reissues, reexaminations, post-grant proceedings, requests for patent term extensions, supplementary protection certificates, interferences, derivation proceedings, or defense of invalidation or opposition proceedings or other challenges to validity or enforceability.

(f)    No Infringement. To Seller’s Knowledge, except as set forth in Section 3.5(f) of the Disclosure Schedule, the practice of the Transferred Intellectual Property does not infringe or misappropriate any rights of any Person in respect of any Intellectual Property. To Seller’s Knowledge, none of the Transferred Intellectual Property is being infringed or misappropriated by a Third Party.

(g)    Intellectual Property Agreements. None of the Intellectual Property Agreements has been held to be invalid, illegal, non-binding or unenforceable. Each of the Intellectual Property Agreements is in full force and effect in accordance with its terms (subject to the Enforcement Limitations). No default, violation or breach exists by Seller or, to Seller’s Knowledge, by any other party thereto with respect to any Intellectual Property Agreement. Without limiting the foregoing: (1) Seller has satisfied all of the obligations under clause 3 of the License Agreement by each applicable deadline, and (2) CRT has not issued any notice under or in respect of clauses 3.6, 13.2 or 13.3 of the License Agreement.

(h)    No Intellectual Property Litigation. In the past three years, except as set forth in Section 3.5(h) of the Disclosure Schedule, no Person has made any written claim or demand, or initiated or threatened to initiate any Proceeding, that (i) asserts that Seller is infringing, misappropriating or otherwise violating any Intellectual Property in connection with the Program, or (ii) asserts that any default exists under any Intellectual Property Agreement. None of the Transferred Intellectual Property is subject to any outstanding Order or is the subject of any Proceeding.

(i)    Due Registration. The Registered IP has been duly filed in the United States Patent and Trademark Office, United States Copyright Office or other appropriate filing office or domain name registrar, domestic or foreign, as applicable, and such filings remain actively pending in good standing.

(j)    Protection. Each current or former employee, collaborator, consultant or independent contractor of or to Seller who has contributed to or participated in the invention, discovery, creation or development of any Transferred Intellectual Property on behalf of Seller (“Seller Inventions”): (i) has assigned to Seller, or is under a valid and enforceable written obligation to assign to Seller, all right, title and interest in such Seller Inventions; (ii) is a party to a valid and enforceable written “work-made-for-hire” agreement under which Seller is deemed to be the original owner/author of all subject matter included in such Seller Inventions; or (iii) otherwise has by operation of applicable Law vested in Seller all right, title and interest in such Seller Inventions by virtue of his or her service relationship with Seller. Other than as set forth in Section 3.5(j) of the Disclosure Schedule, there are no claims that have been asserted in writing challenging the inventorship of the Seller Inventions or, to Seller’s Knowledge, any of the Program Patents.

(k)    Proprietary Information. Seller has taken commercially reasonable steps to (i) document its confidential and proprietary information primarily related to the each Product, the Program and the Transferred Assets, and (ii) protect and preserve the confidentiality of such confidential and proprietary information.

(l)    Confidentiality Agreements. All confidentiality or nondisclosure agreements that have been entered into by Seller in connection with the Program or the Transferred Assets, other than confidentiality or nondisclosure agreements entered into in the ordinary course of business, are listed in Section 3.5(l) of the Disclosure Schedule, and true and complete copies thereof have been made available to Buyer.

(m)    No Government Funding. Other than the Licenced Intellectual Property in accordance with the License Agreement, Seller has not used any funding, facilities or resources obtained from any Government Entity, educational institution or research center in the research or development of any of the Transferred Intellectual Property. Other than the rights granted to CRT under the License Agreement, no Government Entity, educational institution or research center has any valid claim or right in or to the Transferred Intellectual Property, any of the Products or the Program.

Section 3.6.    Assigned Contracts.

(a)    Except as set forth in Section 3.6(a) of the Disclosure Schedule, the Assigned Contracts constitute all of the material current Contracts (other than confidentiality agreements entered into in the ordinary course of business) to which Seller is a party that relate to the Program. True, correct and complete copies of all Assigned Contracts, together with all modifications, waivers and amendments thereto, have been made available to Buyer. Each of the Assigned Contracts is a valid and binding obligation of the parties thereto, enforceable in accordance with its terms (subject to the Enforcement Limitations) and is in full force and effect. There is no existing default or event of default, or any event which, with notice or lapse of time or both, would constitute a default under any Assigned Contract by Seller or, to the Knowledge of Seller, by any other party thereto. Seller has not received any written notice of the intention of any party to cancel, terminate or otherwise materially alter any such Assigned Contract. No party to any Assigned Contract has made any unresolved claim for damages or indemnification thereunder. Without limiting the generality of the foregoing, Seller has paid all amounts due and payable by it pursuant to the License Agreement on or before the Closing Date.

Section 3.7.    Legal and Regulatory Compliance.

(a)    Seller is, and has at all times in the past three years been, in compliance in all material respects with all Laws and Orders applicable to Seller related to any of the Products or the Program or by which any Transferred Asset is bound or affected, and Seller has obtained and maintained all permits applicable to it as required by any Government Entity for the ownership, use or operation of the Transferred Assets. Seller has not (a) been subject to any Order or Proceeding with respect to any actual or alleged non-compliance with applicable Law or permit related to any of the Products or the Program; or (b) been charged with or convicted of any felony or misdemeanor, in each case with respect to any of the Products or the Program.

(b)    Seller has provided or made available to Buyer all material documents and communications in their possession from and to any Government Entity related to any of the Products or the Program that may bear on the compliance with the requirements of any Government Entity, including the IP Files and any notice of inspection, inspection report, warning letter, notice of violation, deficiency letter or similar communication. Seller has not, nor to Seller’s knowledge, has CRT or any prior licensor of CRT engaged in any communications with any Regulatory Authority concerning any of the Products or the Program or filed any documents with any Regulatory Authority concerning any of the Products or the Program, such as an IND or a request for a pre-IND meeting.

(c)    Neither Seller nor any of its Affiliates has received any written, or to the Knowledge of Seller, oral communication (including any warning letter, notice of violation, deficiency letter, untitled letter, or similar notice or legal action) from any Government Entity in relation to any of the Products or the Program, and there is no Proceeding pending or, to Seller’s Knowledge, threatened, alleging that Seller or any of its Affiliates has failed to comply with applicable Laws in connection with any of the Products or the Program.

(d)    No director, officer, employee or consultant of Seller nor, to the Knowledge of Seller, any vendor, contractor or any entity involved in the Development of any Product is or has been, (i) on the Exclusions List or in Violation or otherwise debarred under U.S. law (including Section 21 U.S.C. §335a) or any foreign equivalent thereof or (ii) the subject of an FDA debarment investigation or proceeding (or similar proceeding by any Regulatory Authority outside the U.S.).

Section 3.8.    Products; Safety and Efficacy. No product liability claim has been made against Seller relating to or resulting from any injury to any individual or property with respect to any of the Products.

Section 3.9.    Inventory. Section 3.9 of the Disclosure Schedule lists all Inventory of the Products owned by Seller including development grade material not fit for use in humans.

Section 3.10.    Absence of Litigation. There is no Proceeding pending or, to the Knowledge of Seller, threatened against Seller involving in any way any of the Products or the Program, the Transferred Assets or Assumed Liabilities. Seller is not party or subject to any continuing Order or, except as set forth in Section 3.10 of the Disclosure Schedule, any settlement agreement related to the Program.

Section 3.11.    Brokers. No broker, finder or investment banker, including any director, manager, officer, employee, Affiliate or associate of Seller, is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based on arrangements made by or on behalf of Seller or any of its Affiliates.

Section 3.12.    Taxes.

(a)    Seller has timely filed all material Tax Returns required by applicable Law to be filed by it (taking into account all applicable extensions) and such Tax Returns are true, correct and complete in all material respects. All material Taxes due and owing by Seller or with respect to its income (whether or not shown on a Tax Return) have been timely paid. No written claim has been made by any Government Entity in any jurisdiction where Seller does not file Tax Returns that Seller is, or may be, subject to Tax by that jurisdiction with respect to the Transferred Assets or the Program.

(b)    Seller has withheld all material Taxes from payments to employees, agents, contractors, nonresidents and any other Person required by applicable Law to be withheld by Seller. Such amounts have been remitted to the appropriate Government Entity and all forms required to be prepared in connection therewith have been properly completed and timely provided to or filed with the appropriate Persons.

(c)    No actions, disputes, examinations or audits are pending or in progress or, to the Knowledge of Seller, proposed or threatened with regard to any Taxes of Seller. All deficiencies asserted, or assessments made, against Seller as a result of any action, dispute, audit or examination by any Government Entity have been fully paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller other than such extensions or waivers in the ordinary course of business.

(d)    There are no Encumbrances on any of the Transferred Assets with respect to Taxes.

(e)    Seller is not a foreign person within the meaning of Section 1445 of the Code.

Section 3.13.    Disclosure of Information. Seller has received or has had reasonable access to all the information from Buyer and its management that Seller considers necessary or appropriate for deciding whether to receive the Consideration Shares as payment hereunder. Seller further represents that it has had an opportunity to ask questions and receive answers from Buyer regarding Buyer, its financial condition, results of operations and prospects and the terms and conditions of the offering of the Consideration Shares sufficient to enable it to evaluate its investment. Seller has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the Consideration Shares.

Section 3.14.    Investment Experience and Accredited Investor Status. Seller is an “accredited investor” (as defined in Regulation D under the Securities Act). Seller has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Consideration Shares to be purchased hereunder.

Section 3.15.    Acquiring Person. Neither Seller nor any of its Affiliates beneficially owns (in each case, as determined pursuant to Rule 13d-3 under the Exchange Act without regard for the number of days in which a Person has the right to acquire such beneficial ownership, and without regard to Seller’s rights under this Agreement), any securities of Buyer.

Section 3.16.    Restricted Securities. Seller understands that the Consideration Shares, when issued, shall be “restricted securities” under U.S. federal securities Laws inasmuch as they are being acquired from Buyer in a transaction not involving a public offering and that under such Laws the Consideration Shares may be resold without registration under the Securities Act only in certain limited circumstances. Seller represents that it is familiar with Rule 144, as presently in effect.

Section 3.17.    Legends. Seller understands that any certificates representing the Consideration Shares shall bear the following legends:

(a)    “These securities have not been registered under the Securities Act of 1933. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under the Securities Act or an opinion of counsel (which counsel shall be reasonably satisfactory to the Company) that such registration is not required or unless sold pursuant to Rule 144 of the Securities Act.”; and

(b)    any legend required by applicable state securities Laws.

Section 3.18.    Buyer SEC Documents. Seller has reviewed Buyer SEC Documents.

Section 3.19.    No Other Representations. Notwithstanding any provision of this Agreement to the contrary, except for the representations and warranties made by Seller in this Article III or in any Ancillary Agreement, none of Seller, its Affiliates or any other Person makes any representation or warranty with respect to the Transferred Assets, the Program, any of the Products or Seller or its businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Buyer of any documentation, forecasts, projections, plans or other information with respect to any one or more of the foregoing. Except for the representations and warranties made by Seller in this Article III or in any Ancillary Agreement, all other representations and warranties, whether express or implied, are expressly disclaimed by Seller.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the Closing Date as follows.

Section 4.1.    Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted. Buyer is duly qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its respective properties and assets or the conduct of its respective business requires such qualification, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, materially impair or delay Buyer’s ability to perform its obligations hereunder.

Section 4.2.    Corporate Authorization. Buyer has full corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party have been duly and validly authorized and no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by Buyer of this Agreement or any Ancillary Agreement of Buyer. The execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement to which it is a party, and the consummation of the Transaction, do not and will not violate any provision of the Governing Documents of Buyer. This Agreement and each Ancillary Agreement to which Buyer is a party, when executed and delivered by Seller, will constitute valid and legally binding obligations of Buyer enforceable against it in accordance with its terms, subject to the Enforcement Limitations.

Section 4.3.    No Conflict; Required Filings and Consents. The execution and delivery of this Agreement and the Ancillary Agreements of Buyer do not, and the performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the Transaction will not, (a) conflict with or violate the Governing Documents of Buyer, (b) conflict with or violate any Law or Order applicable to Buyer or to which any properties or assets of Buyer is bound or subject or (c) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, or give rise to or create any right of any Third Party to accelerate, increase, terminate, modify or cancel any right or obligation pursuant to any Contracts to which Buyer is a party, in each case under clauses (b) and (c), in a manner that would, individually or in the aggregate, materially impair or delay Buyer’s ability to perform its obligations hereunder.

Section 4.4.    Absence of Litigation. There is no Proceeding pending or, to the knowledge of Buyer, threatened against Buyer that would reasonably be expected to materially impair or delay Buyer’s ability to perform its obligations hereunder.

Section 4.5.    Brokers. No broker, finder or investment banker, including any director, manager, officer, employee, Affiliate or associate of Buyer, is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based on arrangements made by or on behalf of Buyer or any of its Affiliates.

Section 4.6.    Capitalization and Voting Rights.

(a)    The authorized capital of Buyer consists of: (i) 120,000,000 shares of Buyer Common Stock, of which (A) 9,183,220 shares are issued and outstanding, (B) 421,923 shares are issuable upon the exercise of outstanding stock options or restricted stock units under the 2020 Equity Incentive Plan and (C) 338,677 shares are reserved for future issuance pursuant to the 2020 Equity Incentive Plan; and (ii) 5,000,000 shares of preferred stock, $0.001 par value per share, of which (A) 5,500 shares have been designated Series B convertible preferred stock and (B) none are issued or outstanding. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, were issued in compliance with applicable securities Laws. None of the outstanding shares of Common Stock were issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of Buyer.

(b)    There are no authorized or outstanding options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any share capital of Buyer other than those described in Buyer SEC Documents or as otherwise set forth in Section 4.6(a) above.

(c)    Except as disclosed in Buyer SEC Documents, no Person has any right to cause Buyer to effect the registration under the Securities Act of any securities of Buyer, except for such rights as have been duly waived or expired.

(d)    Certain of Buyer’s Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and Buyer has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of such shares of Common Stock under the Exchange Act nor has Buyer received any notification that the SEC is contemplating terminating such registration.

(e)    Other than as described in Buyer SEC Documents, no stop order or suspension of trading of Buyer’s Common Stock has been imposed or to Buyer’s knowledge, threatened by Nasdaq, the SEC or any other Government Entity and remains in effect.

Section 4.7.    Valid Issuance of the Consideration Shares. The Consideration Shares have been duly authorized for issuance and sale pursuant to this Agreement and, when issued and delivered by Buyer against payment therefor, will be validly issued, fully paid and non-assessable, and the issuance and sale of the Consideration Shares is not subject to any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase Common Stock.

Section 4.8.    Regulatory Permits. Buyer possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its business as described in Buyer SEC Documents, except where the failure to possess such permits would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (“Material Permits”), and neither Buyer nor any subsidiary has received any notice of proceedings relating to the revocation or modification in any material respect of any Material Permit.

Section 4.9.    Buyer SEC Documents; Financial Statements; Nasdaq Stock Market.

(a)    As of their respective filing dates each Buyer SEC Document complied in all material respects with the requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Document, and no Buyer SEC Document when filed, declared effective or mailed, as applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments in comment letters received from the SEC or its staff.

(b)    The financial statements of Buyer included in its Quarterly Report filed on Form Q for the period ending September 30, 2023 present fairly the financial position of Buyer and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods covered thereby, except as otherwise disclosed therein and, in the case of unaudited, interim financial statements, subject to normal year-end audit adjustments and the exclusion of certain footnotes, and any supporting schedules included in Buyer SEC Documents present fairly the information required to be stated therein.

(c)    The Common Stock is listed on Nasdaq, and Buyer has taken no action designed to, or which is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the Nasdaq. Other than as described in Buyer SEC Documents, Buyer has not received any notification that, and has no knowledge that, the SEC or the Nasdaq is contemplating terminating such listing or registration.

(d)     Other than as described in Buyer SEC Documents, since the end of Buyer’s most recent audited fiscal year, there have been no significant deficiencies or material weakness in Buyer’s internal control over financial reporting (whether or not remediated) and no change in Buyer’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, Buyer’s internal control over financial reporting. Other than as described in Buyer SEC Documents, Buyer is not aware of any change in its internal control over financial reporting that has occurred during its most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, Buyer’s internal control over financial reporting.

(e)    Buyer maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that: (i) are designed to ensure that material information relating to Buyer, is made known to Buyer’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared; (ii) have been evaluated by management of Buyer for effectiveness as of the end of Buyer’s most recent fiscal quarter; and (iii) are effective in all material respects at the reasonable assurance level to perform the functions for which they were established Buyer has conducted evaluations of the effectiveness of its disclosure controls as required by Rule 13a-15 of the Exchange Act.

(f)    Other than as described in Buyer SEC Documents, there is and has been no material failure on the part of Buyer or, to the knowledge of Buyer, any of Buyer’s directors or officers, in their capacities as such, to comply with any applicable provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications.

Section 4.10.    Absence of Certain Changes. Since December 31, 2023, and other than as described in Buyer SEC Documents: (a) there has not occurred any event that has caused or would reasonably be expected to cause a Material Adverse Effect on Buyer and its subsidiaries, taken as a whole; (b) Buyer has not entered into any transactions not in the ordinary course of business that are material, individually or in the aggregate, to Buyer; and (c) there has not been any material decrease in the share capital or any material increase in any short-term or long-term indebtedness of Buyer and there has been no dividend or distribution of any kind declared, paid or made by Buyer or any repurchase or redemption by Buyer of any class of share capital.

Section 4.11.    Offering. Subject to the accuracy of Seller’s representations set forth in Article IV, the offer, sale and issuance of the Consideration Shares to be issued in conformity with the terms of this Agreement constitute transactions which are exempt from the registration requirements of the Securities Act and from all applicable state registration or qualification requirements. Neither Buyer nor any Person acting on its behalf will take any action that would cause the loss of such exemption.

Section 4.12.    No Integration. Buyer has not, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Consideration Shares in a manner that would require registration of the Consideration Shares under the Securities Act.

Section 4.13.    U.S. Real Property Holding Corporation. Buyer is not a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended.

Section 4.14.    Bank Holding Company Act. Neither Buyer nor any of its subsidiaries or Affiliates is subject to the Bank Holding Company Act of 1956, as amended and to regulation by the Board of Governors of the Federal Reserve System.

Section 4.15.    Money Laundering. The operations of Buyer and its subsidiaries are and have been conducted at all times in material compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Buyer or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of Buyer, threatened.

Section 4.16.    Brokers’ or Finders’ Fees. There is no broker, finder or other party that is entitled to receive from Buyer any brokerage or finder’s fee or other fee or commission as a result of any transact ions contemplated by this Agreement.

Section 4.17.    Investment Company. Buyer is not and, immediately after giving effect to the offering and sale of the Consideration Shares and the application of the proceeds thereof, will not be required to register as an “investment company” under the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

Section 4.18.    No General Solicitation. Neither Buyer nor any person acting on behalf of Buyer has offered or sold any of the Consideration Shares by any form of general solicitation or general advertising. Buyer has offered the Consideration Shares only to Seller.

Section 4.19.    Regulation M Compliance. Buyer has not taken, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Consideration Shares.

ARTICLE V
COVENANTS

Section 5.1.    Tax Matters.

(a)    Seller Liability for Taxes. Seller shall be liable for (i) any Taxes imposed with respect to the Transferred Assets or any income or gain derived with respect thereto for the taxable periods, or portions thereof (including the Interim Period), ended on or before the day before the Closing Date, and (ii) all Transfer Taxes.

(b)    Buyer Liability for Taxes. Buyer shall be liable for any Taxes imposed with respect to any Transferred Assets or any income or gains derived with respect thereto for any taxable period, or portion thereof, beginning on or after the Closing Date.

(c)    Proration of Taxes. If any jurisdiction requires Buyer to file a Tax Return with respect to any Transferred Assets for a Straddle Period, the Parties agree that the amount of Taxes attributable to the portion of the Straddle Period up to and including the day before the Closing Date (the “Interim Period”) shall be determined by (i) in the case of Taxes not based on income, receipts or expenses, multiplying the Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the Interim Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of Taxes based on income, receipts or expenses, such Taxes shall be allocated to the Interim Period based on a closing of the books method as of the close of business on the Closing Date.

(d)    Tax Returns. Seller shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to all Transferred Assets for taxable years or periods ending on or before the day before the Closing Date and shall pay any Taxes due in respect of such Tax Returns, and Buyer shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to all Transferred Assets for taxable years or periods ending on or after the Closing Date and shall remit any Taxes due in respect of such Tax Returns.

(e)    Transfer Taxes. All federal, state, local or foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar Taxes and fees that maybe imposed or assessed as a result of the Transaction, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (“Transfer Taxes”), shall be borne by Buyer. Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed by the party obligated by applicable Law to files such returns, at its expense, and the filing Party will provide such Tax Returns to the other Party at least two Business Days prior to the date such Tax Returns are due to be filed.

(f)    Assistance and Cooperation. After the Closing Date, Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Transferred Assets as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any Government Entity, and the prosecution or defense of any Proceeding relating to any Tax Return involving the Transferred Assets. Buyer and Seller shall cooperate with each other in the conduct of any audit or other Proceeding related to Taxes involving the Transferred Assets. Each Party shall (i) provide timely notice to the other in writing of any pending or proposed audits or assessments with respect to any such Taxes for which such other Party or any of its Affiliates may have a Liability under this Agreement and (ii) furnish the other with copies of all relevant correspondence received from any taxing authority in connection with any audit or information request with respect to any Taxes referred to in clause (i).

(g)    Tax Treatment. The Parties agree to treat the purchase of the Transferred Assets and all payments made pursuant to this Agreement, including the assumption of any Assumed Liabilities, as the purchase of all of the interests in the Transferred Assets pursuant to Section 1060 of the Code, and for all other Tax purposes.  Buyer and Seller shall prepare and timely file all relevant Tax Returns on a basis consistent with the foregoing and take no inconsistent position on any Tax Return, for any withholding, in any audit or similar proceeding relating to Taxes before any Government Entity, or otherwise, unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code or other similar provision under applicable Law.  In the event any Government Entity shall take a position in any audit or similar proceeding relating to Taxes inconsistent with this position, each Party shall timely notify the other Party of such event and the Parties shall cooperate to resolve such audit or similar proceeding related to Taxes consistently with the position in this Section 5.1(g).

Section 5.2.    IP Files. Seller shall promptly but no later than five Business Days after the Closing Date notify its patent and trademark counsel that the Transferred Intellectual Property is owned by Buyer and instruct such counsel to cooperate in the transfer of the Transferred Intellectual Property and the IP Files to Buyer or its designated counsel.

Section 5.3.    Covenant Not to Sue. Seller for itself and anyone acting by, under or through Seller, shall refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced any Proceeding against Buyer or any of its Affiliates or any of their respective licensees or transferees or any successor or assign of any of the foregoing based upon any claim that the Commercialization of any Product infringes, misappropriates or otherwise violates any Intellectual Property.

Section 5.4.    Non-Compete. For five years after the Closing Date, Seller shall not directly or indirectly Develop or Commercialize any Competing Product.

Section 5.5.    Patent Challenge. Seller shall not directly claim, or cause a Third Party to claim, or knowingly support (other than as may be necessary or reasonably in response to a subpoena or other Order), including by providing information, documents, or funding, a Patent Challenge.

Section 5.6.    Continued Existence. Seller shall maintain its existence and good standing in Delaware until the earlier of: (a) Buyer’s issuance of all Milestone Consideration Shares that have been or could be earned; (b) the termination of the License Agreement; or (c) Buyer abandoning Development of all Products.

Section 5.7.    Further Assurances. Each Party shall, and shall cause its Affiliates, promptly to execute, acknowledge and deliver any other assurances or documents or instruments of transfer and take such other commercially reasonable actions as may be reasonably requested and necessary for the requesting Party to satisfy its obligations hereunder or to obtain the benefits of the Transaction.

Section 5.8.    Confidentiality; Publicity.

(a)    Except as otherwise provided herein, each Seller shall treat and hold as confidential, and not disclose to any Person, any of the Confidential Information, in each case by using the same degree of care as it uses to protect proprietary or confidential information of its own. With respect to any particular Confidential Information, Seller’s obligations shall continue until the tenth anniversary of the Closing Date.

(b)    Except to the extent required by applicable Law, each Party shall, and shall cause its Representatives and Affiliates to, treat and hold as confidential, and not disclose to any Person, information related to the discussions and negotiations between the Parties regarding, or provided in connection with, this Agreement and the Transaction.

(c)    Buyer will make a public announcement of the execution of this Agreement, to be issued as a press release drafted in a mutually agreed form which will be issued within four Business Days after the Closing Date. In addition, Buyer will file a Current Report on Form 8-K with the SEC as well as any other documents required by applicable Law.

(d)    Buyer and Seller acknowledge that the confidentiality obligations set forth herein shall not extend to (i) any information which was in, or comes into, the public domain through no breach of this Agreement by Seller or (ii) any information which becomes lawfully obtained by Seller from a source other than Buyer so long as the source of such information is not known by Seller at the time of disclosure to owe an obligation of confidentiality to Buyer. In addition, neither Seller nor Buyer shall be prohibited from disclosing any portion of the Confidential Information (A) that Seller or Buyer is required to disclose by judicial or administrative process or (B) in connection with the enforcement of any right or remedy relating to this Agreement or the Transaction.

Section 5.9.    Books and Records. For a period of three years after the Closing, Buyer shall: (a) retain the Books and Records relating to periods prior to the Closing; and (b) upon reasonable notice, afford Seller and its Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records, to the extent reasonably necessary (i) for the purpose of preparing any Tax Returns or financial statements or (ii) pursuant to applicable Law or any audit request, subpoena or other investigative demand by any Government Entity or in connection with any Proceeding.

Section 5.10.    Transfer of Transferred Assets. In furtherance of Seller’s obligations to deliver the Transferred Assets:

(a)    Within five days after the Closing Date, Seller shall transfer to Buyer, at Seller’s expense, both electronic copies and hard copies (to the extent hard copies exist as of the Closing Date); of any and all documents that constitute Transferred Assets, including the Assigned Contracts and all Program Know-How.

(b)    On or promptly after the Closing, Seller shall ship the Inventory to Buyer at such address as Buyer specifies in writing to Seller, at Buyer’s expense for shipping and handling costs.

(c)    Within three Business Days after the Closing Date, Seller shall deliver to Buyer a USB drive or other data storage device containing a complete copy of the contents, as of the Closing Date, of the online data repository hosted by Dropbox (located at [***]) that housed due diligence materials for the transactions contemplated by this Agreement.

(d)    To the extent that any of the Transferred Assets are not transferred pursuant to any of clauses (a)through (c) of this Section 5.10, Seller shall promptly, but no later than three Business Days after Buyer’s request, transfer or otherwise put Seller into possession of such Transferred Assets.

Section 5.11.    Expenses. Except as otherwise specifically provided in this Agreement, each of the Parties shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transaction, including all fees and expenses of its Representatives.

Section 5.12.    Post-Closing Development and Communication.

(a)    Seller acknowledges, understands, and agrees that from and after the Closing Date, Buyer shall have control with respect to the Development and Commercialization of the License Agreement and Products. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, BUYER MAKES NO REPRESENTATION, WARRANTY, OR COVENANT, EITHER EXPRESS OR IMPLIED, THAT THE LICENSE AGREEMENT OR ANY PRODUCT WILL BE SUCCESSFULLY DEVELOPED OR, IF REGULATORY APPROVAL IS OBTAINED, WILL ACHIEVE ANY MILESTONE EVENT OR ANY LEVEL OF NET SALES, OR THAT ANY OTHER DEVELOPMENT OR COMMERCIALIZATION RESULTS WILL BE ACHIEVED. NOTHING IN THIS AGREEMENT WILL BE CONSTRUED AS REPRESENTING AN ESTIMATE OR PROJECTION BY BUYER OF: (A) THE NUMBER OF PRODUCTS THAT WILL OR MAY BE DEVELOPED OR COMMERCIALIZED BY BUYER OR ITS AFFILIATES; (B) THE SUCCESSFUL DEVELOPMENT OR COMMERCIALIZATION OF ANY PRODUCT; OR (C) ANTICIPATED SALES OR THE ACTUAL VALUE OF ANY PRODUCTS THAT MAY BE SUCCESSFULLY DEVELOPED OR COMMERCIALIZED BY BUYER OR ITS AFFILIATES.

(b)    If Buyer Common Stock is traded or quoted on Nasdaq or another public trading market and Buyer wishes to pay a Milestone Payment in Buyer Common Stock, Seller shall publicly disclose the achievement of a Milestone Event within four (4) Business Days after the day on which such Milestone Event is achieved.

Section 5.13.    Notice to Vendors. Following the Closing, Buyer or its Affiliates may provide the Notice to Vendors to any vendor of the Program at any time without the prior written consent of Seller.

Section 5.14.    Buyer Stockholder Approval. Buyer shall either (x) if Buyer shall have obtained the prior written consent of the requisite stockholders (the “Stockholder Consent”) to obtain the Stockholder Approval (as defined below), inform the stockholders of Buyer of the receipt of the Stockholder Consent by preparing and filing with the SEC, as promptly as practicable after the date hereof, but prior to the sixtieth (60th) calendar day after the Closing Date (or, if such filing is delayed by a court or regulatory agency, in no event later than ninety (90) calendar days after the Closing), an information statement with respect thereto or (y) provide each stockholder entitled to vote at a special meeting of stockholders of Buyer (the “Stockholder Meeting”), which shall be promptly called and held not later than the ninetieth (90th) calendar day after the Closing Date (the “Stockholder Meeting Deadline”), a proxy statement, in each case, in a form reasonably acceptable to Seller. The proxy statement, if any, shall solicit each of Buyer’s stockholder’s affirmative vote at the Stockholder Meeting for approval of resolutions (“Stockholder Resolutions”) providing for the approval of the issuance of all of the securities in compliance with the rules and regulations of Nasdaq (without regard to any limitations on conversion or exercise set forth in the Preferred Shares or Warrants, respectively)(such affirmative approval being referred to herein as the “Stockholder Approval”, and the date such Stockholder Approval is obtained, the “Stockholder Approval Date”), and Buyer shall use its reasonable best efforts to solicit its stockholders’ approval of such resolutions and to cause the Board of Directors of Buyer to recommend to the stockholders that they approve such resolutions. Buyer shall be obligated to seek to obtain the Stockholder Approval by the Stockholder Meeting Deadline. If, despite Buyer’s reasonable best efforts the Stockholder Approval is not obtained on or prior to the Stockholder Meeting Deadline, Buyer shall cause an additional Stockholder Meeting to be held on or prior to the one hundred and sixtieth (160th) calendar day after the Closing Date. If, despite Buyer’s reasonable best efforts the Stockholder Approval is not obtained after such subsequent stockholder meetings, Buyer shall cause an additional Stockholder Meeting to be held semi-annually thereafter until such Stockholder Approval is obtained. Notwithstanding the foregoing, if such Stockholder Meeting Deadline falls on a day that is not a Trading Day, then the Stockholder Meeting Deadline shall be the next succeeding Trading Day.

ARTICLE VI
SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES

Section 6.1.    Survival. All representations and warranties contained in Article III and Article IV shall survive the Closing for a period of 18 months from the Closing Date, except that (a) the Fundamental Representations shall survive until the date that is 30 days after the applicable statute of limitations for the underlying matter giving rise to the applicable breach has run; and (b) all representations or warranties shall survive beyond the applicable period with respect to any inaccuracy therein or breach thereof (and any claims related thereto) for which notice has been duly given within such applicable period in accordance with this Article VI. The covenants and agreements of the Parties contained herein shall survive the Closing without limitation as to time unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive for such specified term. Notwithstanding the foregoing, claims for fraud on the part of any Party shall survive for as long as permitted by the applicable statute of limitations.

Section 6.2.    Indemnification by Seller. Seller hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless Buyer, its Affiliates, and their respective Representatives and their heirs, successors and permitted assigns, each in their capacity as such (the “Buyer Indemnified Parties”, and, collectively with Seller Indemnified Parties, the “Indemnified Parties”) from, against and in respect of any Losses imposed on, sustained, incurred or suffered by any of Buyer Indemnified Parties arising from:

(a)    any inaccuracy in or breach of any representation or warranty of Seller contained in Article III;

(b)    any non-compliance with or breach of any covenant or agreement of Seller contained herein;

(c)    any Excluded Liability or Excluded Asset; or

(d)    any event, matter or circumstance occurring, existing or relating to the ownership, operation or maintenance of Seller, any of the Products, the Program or the Transferred Assets prior to the Closing Date to the extent such Losses are not included among the Assumed Liabilities.

Section 6.3.    Indemnification by Buyer. Buyer hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless Seller, its Affiliates, and their respective Representatives and their heirs, successors and permitted assigns, each in their capacity as such (the “Seller Indemnified Parties”) from, against and in respect of any Losses imposed on, sustained, incurred or suffered by any of Seller Indemnified Parties arising from:

(a)    any inaccuracy in or breach of any representation or warranty of Buyer contained in Article IV;

(b)    any non-compliance with or breach of any covenant or agreement of Buyer contained herein;

(c)    any Assumed Liability; or

(d)    the ownership or operation of the Transferred Assets or the Program following the Closing Date, but only to the extent such Losses are not within the scope of Seller’s indemnification obligations set forth in Section 6.2 (without regard to any limitation set forth in this Article VI).

Section 6.4.    Third Party Claim Indemnification Procedures.

(a)    In the event that any claim or demand for which an indemnifying party (an “Indemnifying Party”) may have Liability to any Indemnified Party hereunder, is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly notify the Indemnifying Party in writing of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable, any other remedy sought thereunder, and any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure timely to give a Claim Notice shall not relieve the Indemnifying Party of any Liability that it may have to any Indemnified Party except to the extent the Indemnifying Party is prejudiced thereby. If the Indemnifying Party objects to or contests all or any part of the Third Party Claim, the Indemnified Party shall be free to seek enforcement of its rights to indemnification under this Agreement with respect to such Third Party Claim. The Indemnifying Party shall have 30 days after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim unless (i) the Third Party Claim has been brought or asserted by a Government Entity, (ii) there is a conflict of interest that would make it inappropriate (on advice of counsel) for the same counsel to represent both the Indemnified Party and the Indemnifying Party, (iii) such Third Party Claim relates to Taxes, or (iv) the Third Party claims seeks injunctive or equitable remedies other than monetary damages against the Indemnified Party, in which case the Indemnified Party may retain the exclusive right to defend, compromise or settle such Third Party Claim, but the Indemnifying Party will not be bound by any determination of any Third Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(b)    In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense, with counsel reasonably satisfactory to the Indemnified Party. Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. The Indemnified Party shall participate in any such defense at its expense unless the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded (on advice of counsel) that representation of both parties by the same counsel would be inappropriate due to differing interests between them. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (ii) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates, or (iii) any monetary Liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party.

(c)    If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, or (ii) is not entitled to defend the Third Party Claim as provided in Section 6.4(a), the Indemnified Party shall have the right but not the obligation to maintain its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by the defense.

(d)    The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by keeping the other party reasonably informed of the status of such Third Party Claim and any related Proceedings at all stages thereof where such party is not represented by its own counsel, and by providing access to each other’s relevant business records and other documents, and employees; it being understood that the costs and expenses of the Indemnified Party relating thereto shall be Losses (but only to the extent that the Third Party Claim is ultimately subject to indemnification under this Agreement).

(e)    The Indemnified Party and the Indemnifying Party shall use their respective reasonable best efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

Section 6.5.    Direct Claims. If an Indemnified Party wishes to make a claim for indemnification hereunder for a Loss that does not result from a Third Party Claim (a “Direct Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of such Direct Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable, any other remedy sought thereunder, and any other material details pertaining thereto. The Indemnifying Party shall have a period of 30 days from delivery of the notice of Direct Claim within which to respond to such Direct Claim, which response shall set forth in reasonable detail the principal basis for the dispute of any Direct Claim made by the Indemnified Party. If the Indemnifying Party rejects all or any part of the Direct Claim, the Indemnified Party shall be free to seek enforcement of its rights to indemnification under this Agreement with respect to such Direct Claim.

Section 6.6.    Limitations.

(a)    In the case of claims for indemnification against Seller pursuant to Section 6.2(a) or against Buyer pursuant to Section 6.3(a), the applicable Indemnifying Parties shall not have any Liability with respect to breaches of representations and warranties (other than with respect to the Fundamental Representations or actions based upon fraud) unless the aggregate amount of all Losses suffered by the applicable Indemnified Parties exceeds on a cumulative basis an amount equal to $25,000.

(b)    Seller’s aggregate maximum Liability to Buyer Indemnified Parties pursuant to Section 6.2(a) (other than with respect to Fundamental Representations or actions based upon fraud) shall in no event exceed $550,000 plus 10% of the aggregate value of the Milestone Consideration Shares earned upon achievement of either or both of the Milestone Events. Seller’s aggregate maximum Liability to Buyer Indemnified Parties under this Agreement shall in no event (other than in the case of Seller’s fraud) exceed an amount equal to $5,500,000 plus the value of the Milestone Payments actually earned by Seller.

(c)    Buyer’s aggregate maximum Liability to Seller Indemnified Parties under this Agreement shall in no event (other than in the case of Buyer’s fraud) exceed an amount equal to $5,500,000 plus the value of the Milestone Payments actually earned by Seller.

(d)    If any insurance proceeds or other payments in respect of an applicable Loss are actually received by Indemnified Parties from any third party with respect to a Loss indemnifiable hereunder, such amount received (net of any costs of collecting such proceeds, deductibles or increases in premiums related to such claims) shall reduce the amount of the Loss for which the Indemnifying Party is responsible; provided that in no event shall an Indemnified Party be required to pursue any claim under any insurance policy, whether before or after bringing a claim for indemnification pursuant to this Article VI, or contest any insurer’s denial of coverage (whether in whole or in part). If payment has already been made by the Indemnifying Party to the Indemnified Parties with respect to the Loss, then the amount of the insurance proceeds or other payment received which applies to the Loss (net of any costs of collecting such insurance proceeds, deductibles or increases in premiums related to such claims) shall be promptly paid to the Indemnifying Party.

(e)    Each Indemnified Party shall use commercially reasonable efforts to mitigate any Loss subject to indemnification hereunder; provided that (i) the reasonable costs of such mitigation shall be included in the Loss subject to such indemnification and (ii) the obligations under this Section 6.6(e) shall not be a condition to, or a limitation on (other than with respect to the amount of Losses, with respect to which failure to mitigate will be a limitation), indemnification rights under this Agreement.

(f)    Any Liability for indemnification under this Article VI shall be determined without duplication of recovery by reason of the state of facts giving rise to such Liability constituting a breach of more than one representation, warranty, covenant or agreement.

(g)    Except for breach of Section 5.8(a), in no event shall any Indemnifying Party be liable to any Indemnified Party for any consequential damages that are not reasonably foreseeable or punitive, exemplary or special damages, except to the extent such consequential, punitive, exemplary or special damages are actually awarded to a Third Party in a Third Party Claim.

(h)    As used in this Article VI, the term “fraud” means the making of a representation or warranty expressly made by a Party in this Agreement or any Ancillary Agreement, in each case, to the extent applicable, qualified by the Disclosure Schedule, that (i) was false when made; (ii) was made with the actual knowledge (as opposed to imputed or constructive knowledge) of the Party making it that such representation or warranty was false when made, with such Party making such representation or warranty with the intention of deceiving another Party; and (iii) was reasonably relied upon by such other Party, which reliance caused such relying Party to suffer damage by reason of such reliance. For the avoidance of doubt, “fraud” shall not include common law fraud, equitable fraud, promissory fraud, unfair dealings fraud, or any torts based on negligence or recklessness.

Section 6.7.    Payments. Claims by a Buyer Indemnified Party for Losses pursuant to this Agreement shall be satisfied at the election of Buyer, (a) as an offset against the Milestone Consideration Shares, whether or not earned or (b) against Seller. All amounts payable pursuant to this Article VI not satisfied by offset against the Milestone Consideration Shares shall be paid by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed back-up documentation, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party. In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder and not satisfied by offset against the Milestone Consideration Shares, no later than five Business Days following any final determination of such Loss and the Indemnifying Party’s Liability therefor. A “final determination” shall exist when (i) the Parties have reached an agreement in writing, (ii) a court of competent jurisdiction shall have entered a final and non-appealable Order or judgment, or (iii) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the Parties have agreed to submit thereto.

Section 6.8.    Characterization of Indemnification Payments. All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to this Article VI shall be treated as adjustments to the Purchase Price for Tax purposes.

Section 6.9.    Specific Performance. The Parties acknowledge and agree that any breach of this Agreement may give rise to irreparable harm for which monetary damages may not be an adequate remedy. The Parties accordingly agrees that, in addition to other rights or remedies, the other Party shall be entitled to seek to enforce the terms of this Agreement by decree of specific performance and to seek preliminary, temporary and permanent injunctive relief against any breach or threatened beach of this Agreement.

Section 6.10.    Exclusive Remedies. Except for recoveries as set forth in Section 2.10, the Parties’ sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement shall be pursuant to the provisions set forth in this Article VI.

ARTICLE VII
MISCELLANEOUS

Section 7.1.    Notices. Any notice required or permitted to be given under this Agreement will be in writing, will specifically refer to this Agreement, and will be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 7.1, and will be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by email with non-automated confirmed read receipt or a reputable courier service, or (b) five Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

To Buyer:

Windtree Therapeutics, Inc.

2600 Kelly Road, Suite 100

Warrington, Pennsylvania 18976

Attn: Craig E. Fraser, President and Chief Executive Officer

Email: [***]

With a copy to counsel, provided that such copy shall not constitute legal notice to Buyer:

Goodwin Procter LLP

One Commerce Square

2005 Market Street, 32nd Floor

Philadelphia, PA 19103

Attn: Timothy Atkins, Justin Platt

Email: [***], [***]

To Seller:

Varian Biopharmaceuticals, Inc.

4851 Tamiami Trail North, Suite 200

Naples, Florida 34103

Attn: Paul Mann, Chairman

Email: [***]

With a copy to counsel, provided that such copy shall not constitute legal notice to Seller:

Pryor Cashman LLP

7 Times Square

New York, NY 10036

Attn: M. Ali Panjwani
E-mail: [***]

Section 7.2.    Amendment; Waiver; Remedies Cumulative. Any provision of this Agreement may be amended or waived if, and only if such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the Party against whom the waiver is to be effective. No notice or demand on one Party will be deemed to be a waiver of any obligation of that Party or the right of the Party giving a notice or demand to take further action without notice or demand as provided in this Agreement. No waiver that may be given by a Party will be applicable except for the specific instance for which it is given. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 7.3.    No Benefit to Third Parties. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal Representatives and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than Buyer, Seller, the Indemnified Parties and their respective successors, legal Representatives and permitted assigns, any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 7.4.    Entire Agreement. This Agreement (including the Disclosure Schedule, all Schedules and Exhibits hereto, the Ancillary Agreements and other documents delivered pursuant hereto) contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

Section 7.5.    Fulfillment of Obligations. Any obligation of any Party to the other Party under this Agreement which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

Section 7.6.    Governing Law; Arbitration; Waiver of Jury Trial.

(a)    This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement shall be governed by the laws of the State of Delaware, United States without giving effect to any choice or conflict of laws, provisions or rules that would cause the application of laws of any jurisdiction other than the State of Delaware.

(b)    The Parties agree that any dispute, controversy, or claim (of any and every kind or type) arising out of, relating to, or connected with this Agreement, or the transactions contemplated hereby, including any dispute, controversy or claim concerning or related to the existence, validity, interpretation, performance, breach, or termination of this Agreement, the Ancillary Agreements, or the relationship of the Parties arising out of this Agreement or the Transaction (“Dispute”) shall be referred to and exclusively and confidentially settled by arbitration in accordance with the Rules of the American Arbitration Association (the “Rules”) as currently in force. Such arbitration hereunder shall be conducted in Wilmington, Delaware, United States, or at some other location should the Parties mutually decide. Such arbitration shall be conducted by one arbitrator who shall be qualified by education, training or experience in the underlying substance of the applicable Dispute; provided, that if the matter in dispute is alleged to involve more than $3,000,000, it shall be heard by three arbitrators. If only one arbitrator is required, the Parties will use their reasonable best efforts to agree upon a mutually acceptable arbitrator within ten days of receipt of the notice of intent to arbitrate. If the Parties are unable to agree upon an acceptable arbitrator within such ten-day period, a neutral arbitrator shall be selected pursuant to the Rules, who shall be qualified by education, training or experience in the underlying substance of the applicable Dispute. If three arbitrators are required, one arbitrator will be appointed by Seller to serve on the panel, one arbitrator will be appointed by Buyer to serve on the panel, and one neutral arbitrator will be appointed by the two arbitrators, and the Parties shall select their arbitrators within ten days after the arbitration is filed with the American Arbitration Association. If the two arbitrators selected cannot agree on the appointment of the third arbitrator within 20 days of their appointment, or if either set of Parties shall fail to appoint its arbitrator within 20 days after receipt of notice of demand for arbitration, such arbitrator(s) not appointed shall be selected and appointed by the American Arbitration Association as promptly as possible, upon application of Seller, on the one hand, or Buyer, on the other hand. Each of the three arbitrators shall be qualified by education, training or experience in the underlying substance of the applicable Dispute. The determination of the arbitration shall be final, binding, and conclusive upon the Parties, and judgment upon the award rendered may be entered in any court having jurisdiction. The award of the arbitrator(s) shall be accompanied by a statement of the reasons upon which the award is based. Notwithstanding anything to the contrary contained herein, any Party may move to compel arbitration or seek a preliminary injunction or other provisional equitable relief in a court of competent jurisdiction if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement or the Ancillary Agreements, or to enforce an arbitral award made hereunder.

(c)    THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.7.    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, conveyed or assigned, in whole or in part, by operation of Law or otherwise, by any Party without the prior written consent of the other Parties, except that: (a) Buyer may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement (i) to any of its Affiliates, but no such assignment shall relieve Buyer of any of its obligations hereunder, or (ii) in connection with the transfer or sale of all or substantially all of Buyer’s business related to the Transferred Assets to a Third Party, whether by merger, sale of stock, sale of assets or otherwise; and (b) Seller may assign, in its sole discretion, this Agreement in whole to a single Third Party in connection with the transfer or sale of all or substantially all of Seller’s business related to the Excluded Assets to such Third Party, whether by merger, sale of shares, sale of assets or otherwise. Any assignment not in accordance with the foregoing shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective permitted successors and assigns.

Section 7.8.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission or other electronic means shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or email shall be deemed to be their original signatures for all purposes. No Party may raise (a) the use of a facsimile or email transmission to deliver a signature or (b) the fact that any signature, agreement or instrument was signed and subsequently transmitted or communicated through the use of a facsimile or email transmission as a defense to the formation or enforceability of a contract, and each Party forever waives any such defense.

Section 7.9.    Headings. The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

Section 7.10.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 7.11.    Disclosure Schedules. The information set forth in the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any Party hereto to any Third Party of any matter whatsoever, including of any violation of Law or breach of any agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

SELLER: Varian Biopharmaceuticals, Inc..

By:
Name:
Title:

BUYER: Windtree Therapeutics, Inc.

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

FORM OF VENDOR NOTICE

EXHIBIT B

FORM OF CERTIFICATE OF DESIGNATION

EXHIBIT C

DISCLOSURE SCHEDULE

Schedule 1.1(a)

Knowledge Parties

Schedule 1.1(b)

Program Patents

Schedule 2.1(e)

Inventory